Exhibit 12.1

Ratio of Earnings to Fixed Charges
Ball Corporation and Subsidiaries

------------------------------------------    -----------     -----------     -----------     ------------    ------------
(dollars in millions)                             1998            1997            1996            1995            1994
------------------------------------------    -----------     -----------     -----------     ------------    ------------
Income from continuing operations before
   taxes on income                              $  27.3         $  85.9         $  29.6         $  76.9         $  95.9
Plus:
   Interest expensed and capitalized               80.9            57.9            45.4            41.3            43.2
   Interest expense within rent                    15.4            12.7             9.1             5.6            11.6
   Amortization of capitalized interest             2.1             2.6             2.1             1.9             1.9
   Distributed income of equity investees           2.5             6.9             -               0.4             0.7
Less:
   Interest capitalized                            (2.3)           (4.4)           (6.6)           (3.5)           (2.2)
                                              -----------     -----------     -----------     ------------    ------------

Adjusted earnings                                 125.9           161.6            79.6           122.6           151.1

Fixed charges                                      96.3            70.6            54.5            46.9            54.8

Ratio of earnings to fixed charges                 1.3x            2.3x            1.5x            2.6x            2.8x
------------------------------------------    -----------     -----------     -----------     ------------    ------------